Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL THIRD QUARTER

•                  Net Earnings per Diluted Share of $1.03

•                  Quarterly Net Sales Increase by Approximately 15.3%

•                  Quarterly Comparable Store Sales Increase by Approximately 1.7%

•                  Board of Directors Authorizes a New $2.5 Billion Share Repurchase Program

•                  Modeling Fiscal Fourth Quarter 2012 Net Earnings per Diluted Share of Approximately $1.60 to $1.67

•                  Modeling Full Year Net Earnings per Diluted Share to Increase by Approximately 10% to 12%, Consistent with Prior Estimates

UNION, New Jersey, December 19, 2012 — Bed Bath & Beyond Inc. today reported net earnings of $1.03 per diluted share ($232.8 million) in the fiscal third quarter ended November 24, 2012, an increase of approximately 8.4% versus net earnings of $.95 per diluted share ($228.5 million) in the same quarter a year ago.  Net sales for the fiscal third quarter of 2012 were approximately $2.702 billion, an increase of approximately 15.3% from net sales of approximately $2.344 billion reported in the fiscal third quarter of 2011.  Comparable store sales in the fiscal third quarter of 2012 increased by approximately 1.7%, compared with an increase of approximately 4.1% in last year’s fiscal third quarter.  The Company estimates that the impact of Hurricane Sandy reduced its comparable store sales percentage during the fiscal third quarter by approximately 0.9%.

The Company is pleased to announce that its Board of Directors has authorized a new $2.5 billion share repurchase program.  The Company is currently planning that the new share repurchase program will commence after completion of the existing share repurchase program.  During the fiscal third quarter of 2012, the Company repurchased approximately $191 million of its common stock, representing approximately 3.1 million shares, under its existing share repurchase program authorized in December 2010.  As of November 24, 2012, the remaining balance of the existing share repurchase program was approximately $223 million. Since 2004 through the fiscal third quarter of 2012, the Company has returned approximately $4.7 billion to our shareholders through share repurchases.

“Our Board authorized this new share repurchase program based upon its continued confidence in our Company’s long-term growth potential, financial outlook and cash flow generation,” said Steven Temares, Chief Executive Officer and Member of the Board of Directors.  “It is anticipated that this $2.5 billion share repurchase program will be funded from current cash and future cash flows.  That said, our Company’s Board of Directors continues to review our capital structure on an ongoing basis.  In addition to providing value to our shareholders through share repurchase programs, our strong operations should allow us to continue to invest in our infrastructure and maintain our flexibility to take advantage of opportunities as they may arise.”

For the fiscal nine months ended November 24, 2012, the Company reported net earnings of $2.89 per diluted share ($663.9 million), an increase of approximately 11.2% over net earnings of $2.60 per diluted share ($638.5 million) in the corresponding period a year ago.  Net sales for the fiscal nine months of 2012 were approximately $7.513 billion, an increase of approximately 11.0% from net sales of approximately $6.768 billion in the corresponding period a year ago.  Comparable store sales for the fiscal nine months of 2012 increased by approximately 2.7%, compared with an increase of approximately 5.5% in last year’s fiscal nine months.

The Company is modeling net earnings per diluted share to be approximately $1.60 to $1.67 for the fiscal fourth quarter of 2012 and, consistent with prior estimates, to be approximately $4.48 to $4.54 for all of fiscal 2012, which will be 53 weeks and includes World Market and Linen Holdings from the date of each acquisition to the end of the fiscal year.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s third quarter of fiscal 2012 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

The accompanying consolidated financial information includes the accounts of Linen Holdings since the date of its acquisition on June 1, 2012 and Cost Plus, Inc. (“World Market”) since the date of its acquisition on June 29, 2012.  Linen Holdings, a business-to-business distributor, is excluded from the comparable store sales calculations and will continue to be excluded on an ongoing basis as long as it does not meet the Company’s definition of comparable store sales.  World Market is excluded from the comparable store sales calculations for the fiscal third quarter and nine months of 2012, and will continue to be excluded from the comparable store sales calculations until after the anniversary of the acquisition.

As of November 24, 2012, the Company had a total of 1,466 stores, including 1,003 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 264 stores under the names of World Market, Cost Plus World Market, or World Market Stores, 74 stores under the names of Christmas Tree Shops or andThat!, 78 buybuy BABY stores and 47 stores under the names of Harmon or Harmon Face Values.  During the fiscal third quarter, the Company opened four Bed Bath & Beyond stores, seven buybuy BABY stores, six World Market stores and one andThat! store while closing one Bed Bath & Beyond store. Consolidated store space as of November 24, 2012 was approximately 41.9 million square feet. Since the beginning of the fourth quarter of fiscal 2012 on November 25, 2012, one Bed Bath & Beyond store and two buybuyBABY stores have been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, World Market Stores, Christmas Tree Shops, andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a business-to-business distributor of a variety of textile products, amenities and other goods to customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company;  uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 24,	November 26,	November 24,	November 26,
	2012	2011	2012	2011

Net sales	$2,701,801	$2,343,561	$7,513,108	$6,767,576

Cost of sales	1,627,791	1,384,868	4,519,230	4,000,312

Gross profit	1,074,010	958,693	2,993,878	2,767,264

Selling, general and administrative expenses	712,361	601,673	1,953,694	1,749,660

Operating profit	361,649	357,020	1,040,184	1,017,604

Interest expense, net	(3,122)	(602)	(3,909)	(1,922)

Earnings before provision for income taxes	358,527	356,418	1,036,275	1,015,682

Provision for income taxes	125,777	127,874	372,359	377,188

Net earnings	$232,750	$228,544	$663,916	$638,494

Net earnings per share - Basic	$1.04	$0.96	$2.93	$2.64
Net earnings per share - Diluted	$1.03	$0.95	$2.89	$2.60

Weighted average shares outstanding - Basic	223,687	237,802	226,362	242,033
Weighted average shares outstanding - Diluted	226,661	241,718	229,551	246,019

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	November 24,	November 26,
	2012	2011

Assets

Current assets:
Cash and cash equivalents	$672,262	$765,750
Short term investment securities	112,450	761,930
Merchandise inventories	2,763,907	2,357,254
Other current assets	419,234	405,950

Total current assets	3,967,853	4,290,884

Long term investment securities	74,668	101,864
Property and equipment, net	1,433,592	1,160,994
Other assets	910,723	301,374

	$6,386,836	$5,855,116

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,088,651	$954,281
Accrued expenses and other current liabilities	423,202	346,871
Merchandise credit and gift card liabilities	235,789	197,932
Current income taxes payable	89,271	2,444

Total current liabilities	1,836,913	1,501,528

Deferred rent and other liabilities	479,164	318,814
Income taxes payable	93,637	124,262

Total liabilities	2,409,714	1,944,604

Total shareholders’ equity	3,977,122	3,910,512

	$6,386,836	$5,855,116

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Nine Months Ended
	November 24,	November 26,
	2012	2011

Cash Flows from Operating Activities:

Net earnings	$663,916	$638,494
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	139,411	131,989
Stock-based compensation	34,591	34,682
Tax benefit from stock-based compensation	13,056	(430)
Deferred income taxes	(13,897)	13,596
Other	826	(1,262)
(Increase) decrease in assets, net of effect of acquisitions:
Merchandise inventories	(496,100)	(388,347)
Trading investment securities	(3,508)	(882)
Other current assets	(86,975)	(55,697)
Other assets	(10,655)	903
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	292,305	238,495
Accrued expenses and other current liabilities	8,398	33,663
Merchandise credit and gift card liabilities	21,196	4,871
Income taxes payable	32,110	(97,435)
Deferred rent and other liabilities	12,742	15,850

Net cash provided by operating activities	607,416	568,490

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(393,578)	(1,277,815)
Redemption of held-to-maturity investment securities	1,031,249	1,128,125
Redemption of available-for-sale investment securities	31,715	15,550
Capital expenditures	(238,405)	(159,244)
Payment for acquisitions, net of cash acquired	(668,609)	—
Payment for acquisition of trademarks	(40,000)	—

Net cash used in investing activities	(277,628)	(293,384)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	31,660	161,705
Excess tax benefit from stock-based compensation	3,885	4,638
Repurchase of common stock, including fees	(696,237)	(859,286)

Net cash used in financing activities	(660,692)	(692,943)

Net decrease in cash and cash equivalents	(330,904)	(417,837)

Cash and cash equivalents:
Beginning of period	1,003,166	1,183,587
End of period	$672,262	$765,750